Filed Pursuant to Rule 424(b)(7)
Registration No. 333-225048

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 31, 2018)

4,295,580

Shares of Common Stock

Offered by the Selling Stockholder

This prospectus supplement supplements and amends certain information contained in the prospectus dated May 31, 2018 (as supplemented and amended, the “Prospectus”), relating to the sale by the selling stockholder of up to 4,295,580 shares of common stock, $0.0001 par value per share. We provide more information about the selling stockholder in the section titled “Selling Stockholder” beginning on page S-1 of this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADMA.” On October 4, 2019, the last reported sale price of our common stock was $4.14 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 7 of the Prospectus. You should carefully read the Prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2019

  SELLING STOCKHOLDER

The following information supplements and supersedes the information appearing under the heading “Selling Stockholder” in the Prospectus dated May 31, 2018.

This prospectus supplement relates to the resale of up to 4,295,580 shares of our common stock by the selling stockholder.

We have registered an aggregate of 4,295,580 shares of common stock to permit Biotest Pharmaceuticals Corporation, which we otherwise refer to herein as BPC, and its permitted assigns that receive their shares after the date of this prospectus, to resell the shares in the manner contemplated under “Plan of Distribution.” BPC became a stockholder of the Company in June 2017 as part of the Biotest Transaction. In connection with the Biotest Transaction, BPC received certain registration rights in the Registration Rights Agreement with respect to the 4,295,580 shares of common stock.

On May 14, 2018, the Company and its two wholly-owned subsidiaries, ADMA BioManufacturing and ADMA Bio Centers Georgia Inc., a Delaware corporation, entered into a Share Transfer, Amendment and Release Agreement with BPC, Biotest AG, Biotest US Corporation and The Biotest Divestiture Trust, which we otherwise refer to herein as the Biotest Trust or the selling stockholder (the “Biotest Transfer Agreement”). Pursuant to the Biotest Transfer Agreement, among other things, BPC agreed to transfer its remaining holdings of Common Stock to the Biotest Trust following receipt of all required regulatory approvals for the Biotest Trust to own and hold the Common Stock. On July 20, 2018, BPC transferred its remaining 10,109,534 shares of common stock (which include the 4,295,580 shares that are being registered) to the Biotest Trust, as described in the Current Report on Form 8-K filed on July 24, 2018. In connection with the transfer of shares, the Biotest Trust has agreed to be bound by all obligations of, and will have all of the remaining rights of BPC under, that certain: (i) Stockholders Agreement, dated as of June 6, 2017, by and between the Company and BPC, as amended by the Biotest Transfer Agreement; and (ii) Registration Rights Agreement, dated as of June 6, 2017, by and between the Company and BPC, as amended by the Biotest Transfer Agreement.

The table below presents information regarding the beneficial ownership of outstanding shares of common stock by the selling stockholder and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Information concerning the selling stockholder may change from time to time, and any changed information will be presented in a prospectus supplement if and when necessary and required. The shares set forth below may also be sold by certain transferees or successors-in-interest of the selling stockholder.

The number of shares of common stock in the column “Number of Shares Offered Hereby” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. In addition, the table assumes that the selling stockholder will sell all of such shares. However, because the selling stockholder may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold or otherwise disposed of by the selling stockholder or that will be held by the selling stockholder after completion of such sales. We do not know how long the selling stockholder will hold the shares before selling them. The registration of these shares of the Company’s common stock held by the Biotest Trust does not necessarily imply an immediate intent by the Biotest Trust to sell such shares; however, there can be no assurance as to when sales of such shares may occur.

We have determined beneficial ownership in accordance with the rules of the SEC. The selling stockholder shares voting and investment power with Eric Rosenbach, the trustee of the Biotest Trust, with respect to the shares set forth below. The percentage of beneficial ownership is based on an aggregate of 59,317,806 shares of common stock outstanding as of October 1, 2019.

	Shares Beneficially Owned			Shares Beneficially Owned After Sale of Shares Offered Hereby
Name of Stockholder	Number	Percentage	Number of Shares Offered Hereby	Number	Percentage
The Biotest Divestiture Trust	4,295,580	7.2%	4,295,580	0	0.0%
Total	4,295,580	7.2%	4,295,580	0	0.0%

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